FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

A Delaware Limited Liability Company

CONFIDENTIAL SUBSCRIPTION DOCUMENTS

Investment Adviser and Administrator:

Fidelity Diversifying Solutions LLC

245 Summer Street

Boston, Massachusetts 02210

NO SECURITIES OF FIDELITY PRIVATE CREDIT CENTRAL FUND LLC HAVE BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY SUCH SECURITIES REGULATORY AUTHORITY PASSED UPON THE ADEQUACY OR ACCURACY OF THESE SUBSCRIPTION DOCUMENTS OR ANY OF THE ATTACHMENTS HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For Internal Use only:

Subscription Amount: ____________

Subscription Date: _______________

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

SUBSCRIPTION INSTRUCTIONS

Please find the following Subscription Documents that are enclosed with or attached to these Subscription Instructions:

I.	The Limited Liability Company Agreement of Fidelity Private Credit Central Fund LLC; and

II.	Signature Page to the Limited Liability Company and Subscription Agreements.

To subscribe for Common Units in Fidelity Private Credit Central Fund LLC, a prospective investor must review each of the Subscription Documents and complete and return certain of the Subscription Documents as instructed below.

III.	Read the Subscription Agreement in its entirety and complete:

a.	Attachment A, Sign and date the Signature Page to the Limited Liability Company and Subscription Agreements;

b.	An IRS Form W-9 as described on Attachment B, Instructions for Obtaining IRS Form W-9.

IV.	Please send original copies of items I - III above to the following address:

c/o Fidelity Diversifying Solutions LLC

245 Summer Street

Boston, Massachusetts 02210

Attn: Client Services

I-1

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

SUBSCRIPTION AGREEMENT

The undersigned (the “Subscriber”) hereby agrees (and if the Subscriber comprises multiple or joint subscribers such subscribers hereby jointly and severally agree) with FIDELITY PRIVATE CREDIT CENTRAL FUND LLC, a Delaware limited liability company (the “Fund”), as follows (capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Limited Liability Company Agreement of the Fund, as amended and in effect from time to time (the “LLC Agreement”)):

1.

Subscription. The Subscriber hereby irrevocably subscribes for Common Units in the Fund (“Units”) in the amount specified on Attachment A hereto in accordance with and subject to the terms, provisions and conditions set forth herein and in the LLC Agreement.

2.

Acceptance/Rejection of Subscription. Acceptance of this Subscription Agreement shall be by return of one original copy of this Subscription Agreement, executed by the Fund. The Subscriber understands that the Fund reserves the right to reject the subscription evidenced by this Subscription Agreement in whole or in part for any reason whatsoever (the amount of the capital commitment, if any, accepted by the Fund is specified on the LLC Agreement’s signature page hereto and is referred to herein as the Subscriber’s “Capital Commitment”). Return, acceptance, and/or rejection of this Subscription Agreement may be made through electronic means and the Subscriber hereby consents to use of such electronic means.

3.

Capital Contributions. The Subscriber shall pay the full amount of its Capital Commitment over time based on periodic capital calls made by the Fund. Members are generally expected to fund their capital contributions by federal bank wire transfer (each, a “Capital Contribution”).

4.

Acknowledgements, Representations, Warranties and Agreements of the Subscriber. The Subscriber acknowledges, represents, warrants and agrees that the following statements are true as of the date hereof and will be true as of the date the Fund admits the Subscriber to the Fund as a Member, if ever, and on each date on which the Subscriber makes any additional Capital Contributions to the Fund:

(a)	Subscriber Information. The Subscriber is an investment company registered under the Investment Company Act.

(b)

Subscriber’s Diligence. The Subscriber has been furnished with, and has carefully read, the LLC Agreement and the Fund’s registration statement on Form 10 (“Form 10”), under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and has carefully read and understands the LLC Agreement, Form 10 and this Subscription Agreement. In considering its subscription for Units, the Subscriber has been given the opportunity to (i) make a thorough investigation of the current and proposed activities of the Fund, has been furnished with all materials relating to the Fund and its proposed activities that the Subscriber has requested, and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations made or information conveyed to the Subscriber, and (ii) ask questions of, and receive answers from, the Fund and/or the Administrator concerning the terms and conditions and other matters pertaining to an investment in the Fund. The Subscriber acknowledges that the Fund has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that the Fund qualifies and has elected to be treated as a regulated investment company for U.S. federal income tax purposes. Pursuant to these elections, the Subscriber shall be required to furnish certain information to the Fund as required under U.S. Treasury Regulation §1.852-6(a) and other regulations. If the Subscriber is unable or refuses to provide such information directly to the Fund, the Subscriber understands that it shall be required to include additional information on its income tax return as provided in U.S. Treasury Regulation § 1.852-7. The Subscriber has reviewed and acknowledges the Fund’s investment objective and principal investment strategies as set forth in Exhibit A hereto. In considering its subscription for the Units, the Subscriber has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Fund, any placement agent (if applicable), or any director, officer, employee, or agent of the Fund or any affiliate of such persons, other than as set forth in this Subscription Agreement and the LLC Agreement. The Subscriber understands and consents to the fees relating to the subscription for the Units, including the fees outlined in the section titled “Fees and Expenses; Advisory Agreement; Administration Agreement” of the LLC Agreement. The Subscriber recognizes that an investment in the Fund involves certain risks and the Subscriber understands and accepts the principal risks related to the subscription for Units, a summary of which are set forth in Exhibit B hereto. The Subscriber is able to bear the economic risks of this investment and has adequate means of providing for current needs and possible contingencies. The Subscriber acknowledges that the past performance of any investments or investment funds in whose management by the Fund, the Investment Adviser or their respective affiliates participated cannot be construed as any indication of the future results of an investment in the Fund, and there can be no assurance that the Fund or the Investment Adviser will be successful in implementing the Fund’s strategy or meeting its investment objectives. The Subscriber has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability and potential risks of the subscription for the Units in light of its particular tax and financial situation, and has determined that the subscription for the Units is a suitable investment and is consistent with the general investment objectives of the Subscriber.

This Subscription Agreement incorporates by reference certain information the Fund files with the SEC, which means that the Fund can disclose important information to investors by referring to those documents. The Fund hereby incorporates by reference the Form 10 Registration Statement that the Fund filed with the SEC, and any amendments thereto. In addition, the Fund incorporates by reference all documents subsequently filed by the Fund with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the Fund terminates the offering; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed, is not incorporated by reference (unless specifically set forth in such filing).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Subscription Agreement.

Documents incorporated by reference are available on the SEC’s website at www.sec.gov, or from the Fund, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. Copies of the reports, proxy and information statements and other information, as well as the registration statement and related exhibits and schedules that the Fund files with the SEC, can be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. You can also obtain such information by contacting the Fund.

(c)

Subscriber’s Sophistication. The Subscriber has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of subscribing for the Units. The Subscriber has the financial ability to bear the economic risk of its investment in the Fund for an indefinite period of time, including a complete loss of capital, has adequate means for providing for its current needs and has no current need for liquidity in connection with its subscription for the Units.

The Subscriber confirms that none of the Fund, the Investment Adviser, or the Administrator or their respective affiliates guarantees the success of an investment in the Fund or that substantial or total losses will not be incurred on such investment. The Subscriber acknowledges that no representations have been made to the Subscriber in connection with its investment in the Fund, other than the LLC Agreement and this Subscription Agreement.

(d)

Subscription for Investment Only. The Units are being subscribed to for the Subscriber’s own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or granting any participation therein.

(e)

Potential Conflicts. The Subscriber acknowledges that, pursuant to the LLC Agreement and subject to applicable law, the Fund may purchase investments from, sell investments to, make investments in, co-invest with, or otherwise enter into transactions with, any one or more of the other accounts and investment vehicles managed by the Investment Adviser and its Affiliates, and the Investment Adviser may aggregate sales and purchase orders for the Fund with similar orders being made simultaneously for, other accounts and investment vehicles managed by the Investment Adviser and its Affiliates.

The Subscriber understands that (i) trades in the Fund may be executed through alternative trading systems or national securities exchanges, including MEMX, in which affiliates of the Investment Adviser have an interest, (ii) ancillary benefits in the form of increased valuation(s) of its equity interest, or other remuneration (including rebates) may be received by affiliates of the Investment Adviser or the Investment Adviser itself for trades placed on such venues, but it is not possible to predict the likelihood of that occurring or quantify the amount of any such benefit in advance, and (iii) by investing or remaining invested in the Fund, each Subscriber authorizes and consents to the possible execution of trades through affiliated alternative trading systems or exchanges.

The Subscriber acknowledges that the Investment Adviser or its respective affiliates may manage other investment funds, investment vehicles and/or accounts in addition to the Fund and that the Investment Adviser may have financial and other incentives to favor certain of such investment funds, investment vehicles and/or accounts over the Fund.

The Subscriber expressly accepts the potential conflicts of interest inherent in such transactions.

(f)

No Derivative Transactions. Unless otherwise agreed in a separate writing by the Fund, the Subscriber represents and warrants that the Subscriber has not entered and will not enter into: (i) a swap, structured note or other derivative instrument with a third party, the return from which is based in whole or in part on the return of the Fund; or (ii) a variable annuity or insurance policy with a third party, the value of which is based in whole or in part on the return of the Fund.

(g)

Not a Registered Offering. The Subscriber is fully aware that the offering and sale of Member interests in the Fund, including the Units being acquired by the Subscriber, have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable securities laws of any states or any other jurisdictions and have been made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, the Subscriber represents and warrants that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”).

(h)

No General Solicitation. The Subscriber is not subscribing for the Units as a result of, or subsequent to, reviewing or otherwise being exposed to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including any internet site) or broadcast over television or radio, or (ii) any form of general solicitation, such as a seminar or meeting whose attendees, including the Subscriber, had been invited pursuant to, or as a result of or subsequent to reviewing or otherwise being exposed to, any of the foregoing. The Subscriber is not aware of any reason why the offering of the Units should fail to qualify as a private placement under the Securities Act.

(i)

No SEC Approval. Neither the Units nor any other interest in the Fund has been recommended, approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or by the securities regulatory authority of any state or of any other jurisdiction, nor has the SEC or any such securities regulatory authority passed upon the adequacy or accuracy of the LLC Agreement, this Subscription Agreement or any of the respective exhibits or attachments thereto or hereto. Any representation to the contrary is a criminal offense.

(j)

Restrictions on Transfer. The Subscriber understands that the Units cannot be resold or transferred unless it is subsequently registered under the Securities Act and the applicable laws of any states or other jurisdictions, or unless an exemption from such registration is available. The Subscriber also understands that any transfer of Units, or any part thereof, is subject to certain restrictions set forth in the LLC Agreement, including without limitation, approval by the Fund. The Subscriber understands that it may be required to bear the economic risk of its investment in the Units for a substantial period of time because, among other reasons, the offering and sale of the Units have not been registered under the Securities Act and, therefore, the Units cannot be sold other than through a privately negotiated transaction unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(k)

CFTC Registration. The Subscriber acknowledges that the Investment Adviser has relief from registration with the CFTC as a commodity pool operator (“CPO”) with respect to the Fund, and the Investment Adviser is exempt from registration with the CFTC as a commodity trading advisor (“CTA”) with respect to the Fund and will therefore not be required to provide Members with certified annual reports and other disclosure documents that satisfy the requirements of CFTC rules applicable to registered CPOs and CTAs.

(l)

No Redemption Rights. The Subscriber acknowledges and understands that it has no redemption rights under the LLC Agreement, and the Units are subject to substantial restrictions on transfer. The Fund may offer to repurchase shares from time to time pursuant to a regular repurchase program.

(m)

Independent Decision; Power and Authority; No Conflicts. If the Subscriber is an entity: (i) it was not formed or recapitalized (e.g., through new investments made in the Subscriber solely for the purpose of financing its acquisition of Units and not pursuant to a prior financial commitment) for the purpose of investing in the Fund; (ii) its decision to purchase Units was made in a centralized fashion (e.g., by a board of directors, general partner, manager, trustee, investment committee or similar governing or managing body); (iii) it is not managed to facilitate the individual decisions of its beneficial owners regarding investments (including the purchase of

Units); (iv) its shareholders, partners, members or beneficiaries, as applicable, did not and will not (A) have any discretion to determine whether or how much of the Subscriber’s assets are invested in any investment made by the Subscriber (including the Subscriber’s purchase of Units), or (B) have the ability individually to elect whether or to what extent such shareholder, partner, member or beneficiary, as applicable, will participate in the Subscriber’s purchase of Units; (v) it is duly organized or formed, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization or formation, and the execution, delivery and performance by it of this Subscription Agreement and the LLC Agreement are within its powers, have been duly authorized by all necessary corporate or other action on its behalf (and on behalf of any entity on whose behalf the Subscriber is acting), require no action by or in respect of, or filing with, any governmental body, agency or official except as has been previously obtained and is in full force and effect, and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree, permit, franchise, statute, writ or other instrument to which the Subscriber is a party or by which the Subscriber or any of its properties is bound; and (vi) it has its principal place of business at the address notified to the Fund or the Administrator in writing from time to time.

(n)

Power and Capacity; No Conflicts. The execution, delivery and performance by the Subscriber of this Subscription Agreement and the LLC Agreement are within the Subscriber’s legal right, power and capacity, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which the Subscriber is a party or by which the Subscriber is bound. The consummation of the transactions contemplated hereby and the performance of the Subscriber’s obligations hereunder do not and will not conflict with, or result in any violation of or any default under any agreement or any other instrument to which the Subscriber is a party.

None of the information concerning the Subscriber nor any statement, certification, representation or warranty made by the Subscriber in this Subscription Agreement or in any document required to be provided under this Subscription Agreement (including any Form W-9 or the relevant Forms W-8 (W-8BEN, W-8IMY, W-8ECI or W-8EXP)), as applicable, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

The Subscriber agrees to provide such information and execute and deliver such documents as the Fund may reasonably request to verify the accuracy of the Subscriber’s representations and warranties herein or to comply with any law or regulation to which the Fund, the Investment Adviser, the Administrator or a portfolio company of the Fund may be subject.

(o)

Due Execution; Binding Agreement. This Subscription Agreement and the LLC Agreement have been duly executed and delivered by the Subscriber. This Subscription Agreement constitutes, and if the Subscriber is accepted as a Member of the Fund, the LLC Agreement will constitute, a valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms.

(p)	Rule 506(d).

(i) The Subscriber is not subject to any conviction, order, judgment, decree, suspension, expulsion, bar, injunction, investigation or proceeding, and has not filed or been named in a registration statement or Regulation A offering statement, such that the Fund (i) would be unable to rely on Rule 506 of Regulation D under the Securities Act or (ii) would be required to make disclosures under Rule 506(d) of Regulation D under the Securities Act, in each case assuming the Subscriber were to own, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, twenty percent (20%) or more of the outstanding voting equity securities of the Fund, calculated on the basis of (1) voting power, which includes the power to vote, or to direct the voting of, such securities; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such securities.

(ii) The Subscriber may be required, at the Investment Adviser’s discretion, to complete an additional questionnaire for the purposes of complying with Rule 506(d) of Regulation D prior to the Subscriber’s purchase of Units, or at any time after such purchase and while the Subscriber continues to hold such Units. The Subscriber agrees to complete and return such questionnaire to the Investment Adviser as soon as practicable.

5.

Acknowledgements, Representations, Warranties and Agreements of the Fund. The Fund acknowledges, represents, warrants and agrees that the following statements are true as of the date hereof and will be true as of the date the Fund admits the Subscriber to the Fund as a Member, if ever, and on each date on which the Subscriber makes any additional Capital Contributions to the Fund:

(a)

Fund Information. The Fund is duly organized and validly existing as a limited liability company under the laws of the State of Delaware, and has all requisite corporate power to conduct the business in which it proposes to engage as described in the LLC Agreement.

(b)

No consent, approval or authorization of, or filing or registration with, any governmental authority on the part of the Fund is required for the execution and delivery of this Subscription Agreement by it, or the issuance of Units as contemplated thereby, except for any consents, approvals, authorizations or filings which are required under any applicable securities laws (federal, state or foreign) and which have been made or obtained prior to the closing or are made or obtained hereafter within the time prescribed by law. All action required to be taken by the

Fund as a condition to the issuance and sale of the Units will have been taken at or before the closing. The execution and delivery of this Subscription Agreement by the Fund will not result in the violation of, constitute a default under, or conflict with, any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to the Fund. Upon execution and delivery by the Fund, this Subscription Agreement (i) will have been duly executed and delivered by the Fund, and (ii) will constitute the legal, valid and binding obligation of the Fund, except (A) as limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights and remedies of creditors generally, as from time to time in effect, (B) as limited by general principles of equity and (C) as the enforcement of remedies rests in the discretion of any court.

6.

Additional Information. The Subscriber agrees to supply any additional written information concerning the representations in this Subscription Agreement that the Fund, the Investment Adviser or the Administrator may reasonably request.

7.

Confirmation of Representations. The Subscriber hereby confirms the accuracy of the representations in this Subscription Agreement, including the attachments hereto, to the Fund as of the date the Fund or the Administrator accepts this Subscription Agreement and as of each subsequent date on which the Subscriber acquires any additional interest in the Fund and will promptly notify the Fund or the Administrator if the Subscriber becomes aware that such representations are, at any time, inaccurate in any respect.

8.

Additional Commitment. In order to increase its Capital Commitment to the Fund, the Subscriber must complete, sign and deliver to the Fund an Additional Commitment Request in the form attached hereto as Attachment C (or such other form as may be established by the Fund from time to time). The Subscriber understands that the Fund or the Administrator reserves the right to reject any additional Capital Commitment requests in whole or in part for any reason whatsoever.

9.

Disclosure of Information. The Subscriber consents to the disclosure by the Fund, Investment Adviser and Administrator of the Subscriber’s identity, investment in the Fund and qualification to invest in the Fund (e.g., the Subscriber’s status as an Accredited Investor), as well as any relationship between the Subscriber and the Investment Adviser or Administrator (a) to the Investment Adviser and its Affiliates, (b) to existing and prospective investors in the Fund and any other investment funds, accounts or programs sponsored or managed by the Investment Adviser or its Affiliates; (c) to any bank or other party with whom the Fund has or intends to conduct business that has requested such information; (d) to any regulatory authority having jurisdiction over the Fund, Investment Adviser, Administrator, any Member or any of their respective Affiliates or any regulatory authority that requests such information in connection with any proposed investment or disposition of an investment; (e) in connection with any litigation or other dispute or otherwise as necessary or appropriate to enforce the terms of the LLC Agreement; (f) to any directors, officers, employees, agents, attorneys or accountants of the Fund, Investment Adviser, Administrator, or any of their respective Affiliates; and (g) as required by any law, rule or regulation or in response to any subpoena or other legal process.

10.

Distribution Information. The Subscriber elects to be paid all distributions and other amounts payable to the Subscriber in accordance with the Fund’s Distribution Reinvestment Plan (and the Subscriber’s election to participate therein) and other instructions the Subscriber will provide in writing to the Fund in advance from time to time. The Subscriber may opt out of the Fund’s Distribution Reinvestment Plan by checking the following box ☐.

11.

Electronic Communication. The Subscriber hereby consents to the policies and procedures set forth below with respect to Fund communications to its investors, in particular, the Subscriber expressly consents to the Fund’s use of electronic means, as described herein, to send correspondence that may contain private information about the Subscriber.

(a)

The Fund, the Investment Adviser, the Administrator and any administrator may send correspondence and documents to the Subscriber and otherwise communicate with the Subscriber using a variety of means including, but not limited to, by telephone, e-mail (including delivery of documents to the Subscriber by sending the Subscriber an e-mail that contains an unencrypted copy of the documents), password protected Internet website (upon prior notice of such availability), regular mail and facsimile. The Fund, in its sole discretion, will choose which method of delivery it uses with respect to any and all such communications.

(b)

The Subscriber’s consent given hereby applies to all current and future account statements; the LLC Agreement (including all supplements and amendments thereto); notices (including privacy notices); letters or notices to investors; other tax information such as any applicable state or local tax information; periodic or annual reports; annual audited financial statements; and regulatory communications and other information, documents, data and records regarding each Member’s investment in the Fund. The Subscriber acknowledges that such documents may contain confidential information that is specific to the Subscriber’s personal financial matters.

(c)	The Fund, the Investment Adviser, the Administrator and any administrator will not be liable for any interception of communications to the Subscriber.

(d)

The Fund, the Investment Adviser, the Administrator and any administrator may use the Subscriber’s address, e-mail address, telephone and facsimile numbers provided in this document for notices. The Subscriber’s consent to the provisions of this Section 11 will take effect immediately and will remain in effect as long as the Subscriber maintains an interest in the Fund.

The Fund does not impose any additional charge for electronic delivery, but the Subscriber acknowledges that it may incur charges from Internet service providers and telephone companies. In addition, the Subscriber acknowledges that there are risks, such as systems outages and interception of communications, that are associated with electronic delivery.

12.

Reliance. The Subscriber understands that the information provided in this Subscription Agreement will be relied upon by the Fund and the Administrator, including, without limitation, for the purpose of determining the eligibility of the Subscriber to purchase or hold Units and/or for the purpose of making any required filings pursuant to applicable securities laws. The Subscriber shall inform the Fund in writing promptly if any such information provided herein (including the schedules hereto and any other documents provided by the Subscriber to the Fund or the Administrator in connection with its investment in the Fund) ceases to be true and accurate and agrees to provide, if requested, any additional information that may reasonably be required by the Fund or the Administrator. In addition to the Subscriber’s agreement to provide updated information pursuant to other sections of this Subscription Agreement, the Subscriber will furnish to the Fund promptly, upon request, any information about the Subscriber reasonably determined by the Fund or the Administrator to be necessary or required by third parties for the evaluation, structuring, implementation or consummation of the Fund’s investments or for the formation, operation, dissolution, winding-up or termination of the Fund, including, without limitation, governmental agencies and authorities, if relevant.

13.

Subscription Not Transferable. Neither this Subscription Agreement nor the rights accruing to the Subscriber pursuant to this Subscription Agreement shall be transferable without the Fund’s prior written consent.

14.

Binding Agreement. This Subscription Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Subscriber, subject to the requirements of Section 9 hereof, and, if accepted by the Fund, shall be binding upon the Fund’s successors and assigns.

15.	Survival of Execution. All of the agreements, representations and warranties made by the Subscriber in this Subscription Agreement shall survive the execution of the LLC Agreement by the Subscriber.

16.

Nominee or Custodian. If the Subscriber is acting as nominee or custodian for another person, entity or organization in connection with the Units, the undersigned has so indicated on its signature page hereto. The acknowledgements, representations, warranties and agreements contained in Section 4 regarding the Subscriber are true and accurate with regard to the person, entity or other organization for which the undersigned is acting as nominee or custodian. The person, entity or organization for which the undersigned is acting as nominee or custodian will not Transfer or otherwise dispose of or distribute any part of its economic or beneficial interest in (or any other rights with respect to) the Units without complying with all of the applicable provisions of the LLC Agreement as if such person, entity or organization were a direct Member of the Fund and were Transferring a direct Unit in the Fund. If the undersigned is acting as nominee or custodian for another person, entity or organization, the undersigned agrees to provide such other information as the Fund or the Administrator may reasonably request regarding the undersigned and the person, entity or organization for which the undersigned is acting as nominee or custodian in order to determine the eligibility of the Subscriber to purchase Units.

17.

Waiver; Modification. Neither this Subscription Agreement nor any provision hereof may be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, discharge or termination is sought to be enforced.

18.

Headings. Section and subsection headings used herein are for convenience of reference only, are not part of this Subscription Agreement and shall not be considered in interpreting this Subscription Agreement.

19.

Integration. This Subscription Agreement and the LLC Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Subscription Agreement or the LLC Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Subscription Agreement.

20.

Separability. Each provision of this Subscription Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Subscription Agreement which are valid.

21.	Counterparts. This Subscription Agreement may be executed in counterparts with the same effect as if the parties executing the counterparts had all executed one counterpart.

22.

Governing Law. This Subscription Agreement shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. The parties hereto consent to the personal jurisdiction of any state or federal court located within The Commonwealth of Massachusetts for all causes of action arising out of this Subscription Agreement and any and all related documents and agreements. This consent to personal jurisdiction shall not be deemed a waiver of any right of any party to remove any litigation to a federal court located in the Commonwealth of Massachusetts. Before commencing any legal proceeding, the parties shall endeavor to resolve any dispute arising out of or connected with this Subscription Agreement by non-binding mediation conducted in Boston, Massachusetts, in accordance with the Commercial Mediation Rules of the American Arbitration Association.

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ATTACHMENT A

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AND SUBSCRIPTION AGREEMENTS

(DO NOT SIGN THIS DOCUMENT WITHOUT FIRST READING THE ATTACHED OR ENCLOSED LIMITED LIABILITY COMPANY AGREEMENT OF AND SUBSCRIPTION AGREEMENT FOR FIDELITY PRIVATE CREDIT CENTRAL FUND LLC)

The undersigned, desiring to become a Member of Fidelity Private Credit Central Fund LLC, a Delaware limited liability company (the “Fund”), hereby becomes a party to the Limited Liability Company Agreement of the Fund, as amended or restated (the “LLC Agreement”), and executes the Subscription Agreement of the Fund (the “Subscription Agreement” and collectively with the LLC Agreement, the “Agreements”). The undersigned hereby agrees to all the provisions of Agreements, and agrees that this signature page may be attached to any counterpart copy of the Agreements.

CAPITAL
COMMITMENT:	$

IN WITNESS WHEREOF, the Member and Subscriber has executed the Agreements this ___ day of ___________, 202_.

MEMBER AND SUBSCRIBER:

(Name of Member and Subscriber)

By:
Name: Title:

A-1

FUND SIGNATURE PAGE

TO THE SUBSCRIPTION AGREEMENT FOR

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

The foregoing Subscription Agreement is hereby accepted, as of the date set forth below, upon the terms and conditions set forth therein and in the LLC Agreement.

FUND:

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

By:
Name: Title: Authorized Person

Date: _______________________

The Capital Commitment accepted by the Fund is:

☐	The amount set forth in Attachment A

☐	A lesser amount equal to $_________________

A-2

ATTACHMENT B

INSTRUCTIONS FOR OBTAINING IRS FORM W-9

If you are a “U.S. Person,” please sign and return a properly completed IRS Form W-9 to the Fund or the Administrator.

The IRS Form W-9 (including instructions) can be obtained from the IRS website at http://www.irs.gov/pub/irs-pdf/fw9.pdf.

For these purposes, section 7701(a)(30) of the Code defines a “U.S. Person” as: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) which is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons as described in Section 7701(a)(30) of the Code or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person. For purposes of these rules, a “Non-U.S. Person” is a person or entity that is not a U.S. Person.

B-1

ATTACHMENT C

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

ADDITIONAL CAPITAL COMMITMENT REQUEST

Dated: ___________, ______

To:	Fidelity Private Credit Central Fund LLC

c/o Fidelity Diversifying Solutions LLC

900 Salem Street

Smithfield, Rhode Island 02917

Dear Sir or Madam:

The undersigned member (the “Member”) of Fidelity Private Credit Central Fund LLC (the “Fund”) hereby irrevocably agrees to increase its Capital Commitment by $__________ to a total Capital Commitment of $ _______, or such lesser amount as may be accepted by the Fund in its sole discretion (the “Additional Capital Commitment”).

The Member acknowledges and agrees: (i) that the Additional Capital Commitment may be accepted or rejected by the Fund in its sole discretion; (ii) that upon acceptance of the Additional Capital Commitment by the Fund, the Member will be obligated to contribute the entire Additional Capital Commitment amount to the Fund on such date(s) as the Fund may determine; (iii) that, except as otherwise set forth herein, the Member is making the Additional Capital Commitment on the terms and conditions contained in the Subscription Agreement, dated ___________ ___, 202_, previously executed by the Member and accepted by the Fund (the “Subscription Agreement”); (iv) that the representations and warranties of the Member contained in the Subscription Agreement (including all attachments thereto) are true and correct as of the date set forth below; and (v) that any other information provided by the Member in the Subscription Agreement is correct as of the date set forth below.

THE UNDERSIGNED AGREES TO NOTIFY THE GENERAL PARTNER PROMPTLY SHOULD THERE BE ANY CHANGE IN ANY OF THE FOREGOING INFORMATION.

IN WITNESS WHEREOF, the Member has executed this Additional Capital Commitment Request as of the date set forth below.

(Name of Member)

By:
Name: Title:

C-1

The foregoing Additional Capital Commitment is hereby accepted as to $_______________ upon the terms and conditions set forth above this ___ day of ___________, 202_.

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

By:
Name:
Title:

C-2

EXHIBIT A

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

The Fund’s investment objectives are to generate current income and, to a lesser extent, capital appreciation. The Fund will seek to achieve these objectives primarily through directly originated loans to private companies but also liquid credit investments, like broadly syndicated loans, and other select Private Credit investments (as defined below).

The Investment Adviser’s investment strategy is credit driven with a focus on capital preservation. The Investment Adviser seeks to employ a rigorous and consistent due diligence process when assessing each individual issuer. The Investment Adviser intends to evaluate each issuers’ ownership and management team, business model, competitive differentiation, historical and projected financial performance, cost structure, key customers and key suppliers, and position within its industry.

The Investment Adviser will utilize its expertise sourcing and investing in loans to private businesses while leveraging the proprietary industry research of the broader Fidelity platform when constructing the Fund’s portfolio. Quantitative and qualitative factors will drive each investment decision to seek to achieve the Fund’s stated investment objective. The Fund intends to invest across issuers, industries, geographies, and sponsors (each, a “Sponsors” and collectively, “Sponsors”) or ownership groups.

The majority of the Fund’s investments will be loans targeted at private U.S. operating companies whose securities are not listed on a national securities exchange or registered under the Exchange Act, and public U.S. operating companies having a market capitalization of less than $250 million (“Portfolio Investments”). The Investment Adviser may also invest in non-U.S. companies. Specific Portfolio Investments may include: (a) directly originated first lien loans, senior secured revolving lines of credit, term loans and delayed draw term loans, (b) directly originated second lien, last out senior, secured or unsecured mezzanine term loans and delayed draw term loans, (c) club deals (investments generally arranged or underwritten by a small group/syndicate of lenders), and broadly syndicated leveraged loans (investments generally arranged or underwritten by investment banks or other intermediaries), and (d) other debt (collectively referred to as “Private Credit”). The Investment Adviser may also invest to a lesser degree in equity linked instruments (may include debt with warrants, preferred equity investments, or equity co-investments). The Investment Adviser may lead and structure the transaction as sole-lender, as the agent of a club credit facility (a group of similar direct lenders that invest in the same tranches), or may participate as a non-agent investor in a large club deals (investments generally comprised from a small group of lenders) or syndicated transactions.

Under normal circumstances, the Investment Adviser will invest at least 80% of total assets in Private Credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies). The Fund will provide shareholders with at least 60 days’ prior notice if it changes this policy. The Fund will invest at least 70% of its total assets in investments that meet regulatory requirements of the BDC structure, which will include investments in U.S. companies that are generally private and may be backed by a sponsor but may also include investments in small capitalization public companies or companies that are non-sponsored. The Investment Adviser will directly originate credit opportunities from a large universe of sponsors, intermediaries and other direct lenders, as well as internal Fidelity resources.

Targeted borrowers will operate within a wide range of industries. Using Fidelity’s proprietary industry research and the Investment Adviser’s expertise, the Fund will invest in industries where the Investment Adviser’s portfolio management team has deep experience with similarly situated companies. The Investment Adviser will target investments structured as first lien senior secured and unitranche credit facilities, while also taking advantage of opportunistic investments in other parts of the capital structure, including last out loans, second lien loans, mezzanine and other junior debt loans, as well as equity investments.

The Fund may enter into hedging transactions, which may utilize instruments such as forward contracts, currency options and interest rate swaps, collars and floors to seek to hedge against fluctuations in the relative values of the Fund’s portfolio positions from changes in currency exchange rates and market interest rates. The Fund may also receive or purchase warrants or rights.

Most of the investments that the Fund intends to invest in are unrated or rated below investment grade (rated lower than “Baa3” by Moody’s Investor Service, Inc. or lower than “BBB-” by Standard & Poor’s Rating Services), which are often referred to as “leveraged loans,” “high yield” or “junk” debt investments and may be considered “high risk” or speculative compared to debt investments that are rated investment grade. Such issuers are considered more likely than investment grade issuers to default on their payments of interest and principal, and such risk of default could reduce the Fund’s net asset value and income distributions to shareholders. They may also be illiquid and difficult to value.

The Investment Adviser will seek collateral packages in connection with the Fund’s secured investments that include liens on the borrower’s assets and a pledge of the borrower’s stock. In addition, the Investment Adviser expects to seek investment structures that include covenant packages that measure the borrower’s key performance metrics but will also be permitted to invest in loans that would not include maintenance covenants. Loans will usually have stated terms of five to seven years, but the expected average life of such securities is usually between three to four years and may contain scheduled amortization payments and/or mandatory excess cash flow payments to reduce exposure and risk over the life of the investment.

The Fund will generally seek to invest in loans that carry variable (i.e., “floating”) interest rates. In addition to the cash yields received on its loans from principal and interest payments, the Fund will seek to invest in loans that generally pay additional fees, including but not limited to, closing fees, arrangement fees, prepayment premiums, or amendment fees. In certain cases, loan investments will have equity enhancement features, which may be in the form of warrants or other equity-related securities that are designed to provide the opportunity for capital appreciation.

To seek to enhance returns, the Fund intends to employ leverage as market conditions permit and at the discretion of the Investment Adviser, but in no event will leverage employed exceed the limitations set forth in the 1940 Act, which currently allows the Fund to borrow up to a 2x debt to equity ratio. The Fund will borrow money for investment and cash management purposes. In determining whether to borrow money, the Fund will analyze the financial flexibility, maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to the Fund’s investment outlook. The use of borrowed funds to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds would be borne by investors indirectly through their interests in the Fund. Because the Fund is classified as non-diversified for purposes of the 1940 Act, the Investment Adviser may invest a significant percentage of the Fund’s assets in a single issuer.

EXHIBIT B

PRINCIPAL RISKS

•	The Fund commenced as a private fund in 2021 and has a limited operating history.

•	The Fund will generally make long-term loans and equity investments in small and medium-sized private companies for which very little public information exists.

•	Investing in the Fund may be considered speculative and involves a high degree of risk.

•	The Fund’s Units may be subject to certain restrictions on transferability.

•	There can be no guarantee that the Fund will replicate the historical results achieved by similar strategies managed by Fidelity.

•	Many of the companies in which the Fund intends to make investments may be susceptible to economic slowdowns or recessions.

•	The Fund and its portfolio companies are subject to regulation at the local, state, federal and, in some cases, foreign levels.

•	The Fund is subject to general credit risks.

•	The Fund’s ability to service any debt that it incurs will depend largely on its financial performance and will be subject to prevailing economic conditions and competitive pressures.

•	The valuations of the Fund’s investments can be volatile.

•	There may be limited availability of suitable investments for the Fund.

•	The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable.

•	The Fund may need additional capital to fund new investments and grow its portfolio of investments once it has fully invested the net proceeds of this offering.

•	A significant number of leveraged loans in the market may consist of “covenant-lite loans.”

•	The Fund may invest in below investment grade debt obligations (i.e. junk bonds).

•	The privately-held companies and below-investment-grade securities in which the Fund will invest will be difficult to value and are illiquid.

•	The Fund may invest in unsecured loans which are not secured by collateral.

•	Interest rate changes may affect net investment income and the value of the Fund’s investments.

•	The Fund may borrow from and issue senior debt securities to banks, insurance companies and other lenders or investors as part of its investment strategy.

•	Certain of the Fund’s debt investments may contain provisions providing for the payment of payment-in-kind (“PIK”) interest.

•	The Fund is subject to prepayment risk with respect to certain of the loans in which it invests.

•

The collateral and security arrangements in relation to such secured obligations as the Fund may invest in will be subject to such security or collateral having been correctly created and perfected and any applicable legal or regulatory requirements which may restrict the giving of collateral or security by an obligor.

•	Leveraged companies may experience bankruptcy or similar financial distress.

•	Investing in securities of non-U.S. issuers involves certain considerations comprising both risks and opportunities not typically associated with investing in securities of U.S. issuers.

•

The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and the Fund’s initial investment, or may result in a missed opportunity for the Fund to increase its participation in a successful operation.

•

To the extent that the Fund does not hold a controlling equity interest in a portfolio company, it will be subject to the risk that such portfolio company may make business decisions with which the Fund disagrees, and the Unit Holders and management of such portfolio company may take risks or otherwise act in ways that are adverse to the Fund’s interests.

•	The Fund’s performance may be affected by the default or perceived credit impairment of investments made by the Fund and by general or sector specific credit spread widening.

•

Fidelity is highly dependent on its communications and information systems. System failures, breaches or cyber-attacks could significantly disrupt Fidelity’s business, which could have a material adverse effect on the results of operations and cash flows of the Fund and negatively affect the Fund’s ability to make distributions to Unit Holders.

•	The ongoing spread of COVID-19 has had, and is expected to continue to have, a material adverse impact on local economies in the affected locations and also on the global economy.

•	Unit Holders will be required to make Capital Contributions (as defined below) to purchase the Fund’s Units each time the Fund delivers a funding notice.

•

If Unit Holders fail to fund their commitment obligations or to make required Capital Contributions (as defined below) when due, the Fund’s ability to complete its investment program or otherwise continue operations may be substantially impaired.

•	The Fund is subject to various regulations as a BDC.

•	The Fund may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of the Fund’s total assets are qualifying assets.

•	The Fund may incur significant costs as a result of being an Exchange Act reporting company.

•

To the extent that the Fund assumes large positions in the securities of a small number of issuers or industries, the Fund’s net asset value may fluctuate to a greater extent than that of a more diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer.